EXHIBIT 10.1
                           PURCHASE AGREEMENT


PURCHASE AGREEMENT, dated the ___ day of ______________, 19__, by and among COMFORCE GLOBAL, INC. (hereinafter referred to as the "Purchaser"), a Delaware corporation, with its principal office at 2001 Marcus Avenue, Lake Success, NY 11042, and WILLIAMS COMMUNICATIONS SERVICES, INC., a Florida corporation, with its principal office located at 612 North Indiana Avenue, Englewood, FL 34223, Route 1, Box 19A, Wauchula, FL 33873 (hereinafter referred to as the "Seller"), and BRUCE ANDERSON, an individual residing at Route 1, Box 19A, Wauchula, FL 33873, (hereinafter alternatively referred to as "Anderson" or "Stockholder").

WHEREAS, the Seller desires to sell and the Purchaser desires to acquire certain of the properties and assets utilized by Seller in the operation of its business as they exist as of the Closing Date, and to take over such business and operate it thereafter as its own, subject only to certain liabilities enumerated herein, for the purchase price hereinafter described and upon the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of such sale and of the foregoing and of the mutual agreements hereinafter set forth, the parties hereto do hereby agree as follows:

                                   ARTICLE I
                                  DEFINITIONS

             1.1 Certain Definitions. In addition to the terms defined throughout this Agreement (as defined), the following terms shall have the following meanings (such meanings to be equally applicable to the singular and plural forms thereof):

                  "Affiliate" means any other Person which, directly or indirectly, controls or is controlled by or is under common control with such Person and, without limiting the generality of the foregoing, includes (i) any Person which beneficially owns or holds 25% or more of any class of voting securities of such Person or 25% or more of the equity interest in such Person,
(ii) any Person of which such Person beneficially owns or holds 25% or more of any class of voting securities or in which such Person beneficially owns or holds 25% or more of the equity interest in such Person and (iii) any director, officer or employee of such Person. For the purposes of this definition, the term "control" (including, with correlative meanings, the terms "controlled by" and "under common control with"), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or by contract or otherwise.

                  "Agreement" means this Agreement together with all exhibits, schedules, supplements and documents as may be attached hereto or incorporated herein by reference.

                  "Billable Employees" means those employees, consultants and independent contractors of Seller who work or perform services who are on assignment to Seller's Customers and for whom a direct charge to the Customer is made.

                  "Business" means providing one or more of a wide range of technical and consulting services to communications, governmental customers and clients through the use of skilled personnel who are generally qualified designers, drafters, engineers, computer programmers, systems analysts, technicians and other skilled personnel. The personnel are generally utilized by the clients and customers on a temporary, project or peak period basis. Primary lines of business activity include information technology, design, drafting, engineering, telecommunications, transmission, switching, CATV systems, OSP and construction, premises network and data services, support services, systems analysis, technical publications, consulting and technical staff augmentation services.

                  "Closing" the consummation of the within transaction including the execution and delivery of all Property, funds, documents, certificates, resolutions, assignments and opinions contemplated in this Agreement.

                  "Closing  Adjustment"  shall be the adjustments  referenced in
Section 11.2 of this Agreement.

                  "Closing Date" means the established date for the Closing, which date shall be and mean such other date as shall be agreed upon by the parties.

                  "Customers" those Persons to which Seller has made sales or rendered services during any time prior to Closing and unless the context so requires, any prospective customers.

                  "Escrow Agreement" has the meaning ascribed thereto in Section 3.1(b).

                  "GAAP" means generally accepted accounting principles in the United States of America.

                  "Net Income" means the net operating income of the Business acquired hereunder, before allocation of Federal and State income taxes and the Purchaser's general overhead, administrative and management costs and fees. The operating expenses to be deducted from the revenue of the Business are all expenses incurred by the Business which shall include, but not be limited to, office rental and utility expense, wages, payroll associated costs, deductions and expenses, sales and recruiting expenses, depreciation and interest (but not including interest on any funds used for acquisition of the assets sold hereunder). Interest will be limited to the lesser of actual interest or $10,000 per year.

                  "Person" means an individual, a corporation, a limited liability company, a partnership, an association, a business trust or any other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

                  "Primary Contractor" shall have the meaning ascribed thereto in Section 3.1(a).

                  "Property" means all of the following assets of the Company to the extent the same are generally utilized by Company in connection with the operation of the Business as of the date hereof and/or at any time prior to
Closing:

                  (a) "General Intangibles" - (i) the sole and exclusive right, to use the names "Williams Communications Services, Inc.", any similar names, and, the sole and exclusive right to utilize any and all of the following associated with, arising out of, relating to or utilized, as of the date hereof, in connection with the Business: any and all trade names, trademarks, copyrights, service marks, logos and slogans (including, without limitation, all registrations, filings and certificates and the sole and exclusive rights to file and/or prosecute any such registrations, filings and certificates) and (ii) all Seller=s right title and interest in computer software, programs, know-how, trade secrets and data bases used in the Business.

                  (b) "Customer Materials" - any and all agreements, orders, requirements and inquiries from or with customers (present and/or past) and/or prospective customers arising out of or relating to the operation of and/or the Business including, without limitation, any and all of such materials from or with any of Customers.

                  (c) "Resumes" - all information for or with respect to current, former or prospective employees in whatever medium that it be manifested, depicted, stored or presented including, but not limited to, paper, hardcopy, computer disks, tapes and databases of the Seller whose services are or have been provided to customers of the Seller prior to the date hereof (collectively "Customers").

                  (d) "Real Property" - those leasehold interests described on Exhibit "A" annexed hereto and made a part hereof.

                  (e) "Records" - the originals or certified copies of those business or financial records of the Seller, evidencing the Customer Materials, Resumes, General Intangibles, Equipment and/or Company Employees.

                  (f) "Equipment" - all of the furniture and equipment utilized by the Company as set forth on Exhibit "B" annexed hereto and made a part hereof.

                  (g) "Company Employees" - those persons whose services have been provided to Customers by the Company at any time during the last 10 months including, without limitation, the sole and exclusive right to employ such individuals.

                  "Purchase Price" has the meaning ascribed thereto in Article III of this Agreement.

                  "Purchaser" has the meaning ascribed thereto in the Preamble.

                  "Receivables"  shall  have the  meaning  ascribed  thereto  in
Section 3.5.

                  "Receivables   Collection   Period"  shall  have  the  meaning
ascribed thereto in Section 3.5(b) of this Agreement.

                  "Seller"  has the meaning ascribed thereto in the Preamble.

                  "Stockholder"   has  the  meaning   ascribed  thereto  in  the
Preamble.

                  "U.S. $ or $" means the currency of the United States of America.

                  "Western  Region" shall have the meaning  ascribed  thereto in
Section 3.1(a).

              1.2 Certain Terms. All references to Articles and Sections herein are to the Articles and Sections of this Agreement unless otherwise specified.

                                   ARTICLE II
                       SALE OF THE ASSETS OF THE BUSINESS

         2.1 Upon the terms and subject to the conditions set forth in this Agreement including Article VIII and in consideration of the payment to the Seller of the purchase price described in Section 3.1, the Seller hereby agrees to sell, convey, assign and transfer to the Purchaser the following which relate to the Seller's Business of providing qualified personnel in the contract technical services industry to its clients on a temporary or project basis:

                  (a) All contracts and work orders issued pursuant thereto held by Seller with clients for the providing of services and personnel, which are listed in Schedule C hereto.

                  (b) All files and records pertinent, relevant or in any way connected with the performance of services under the contracts referred to in
2.1 (a) above.

                  (c) All sales records and client listings dealing with or pertaining to former or prospective Customers including but not necessarily limited to records of sales calls and follow-ups previously made in connection with the solicitation of business.

                  (d) All personnel files relating to employees wherever located, in whatever form in which they exist and whatever medium maintained or stored, including but not necessarily limited to all payroll records, resume files maintained by Seller including those with respect to personnel previously employed by Seller and those being maintained for possible future use by Seller in the performance and conduct of its business, all payroll records, and year-to-date earning statements and reports. It being agreed that such personnel files, payroll records, earning statements, reports and inventory of resumes are an essential and important element of the assets being purchased herein, Seller represents that it has utilized its best efforts to maintain the files and inventory of resumes in a current and usable condition.

                  (e) The office furniture, fixtures, supplies, brochures, sales material, computer equipment, and any other equipment owned by the Seller wherever located, listed and described in Schedule B which is annexed and made a part hereof.

                  (f) All signs and any and all other similar assets, including without limitation, the name "Williams Communications Services, Inc.", and any variations of such name; good will; and trade names used and usable by the Seller with respect to the conduct of its business.
                  (g) All right, title and interest which Seller has to computer software, programs, know-how, trade secrets and computer data bases utilized in the Business.

                  (h) All keys, combinations, security devices and codes for or with respect to all offices, storage units, vaults, safety deposit boxes of the Seller;

                  (i)  The  originals  or  all  permits,   licenses,   consents,
authorizations and/or permissions for or with respect to the Business;

                  (j) A copy of all computer software and programs, licenses, data bases utilized in connection with the operation of the Business together with a right to use same;

                  (k)      All physical embodiments of the Property; and

                  (l) Executed counterparts, and/or copies, as the case may be, of the instruments and documents required to be delivered to the Purchaser at the Closing as herein provided.

                                  ARTICLE III
                                 PURCHASE PRICE

         3.1 Upon the terms and subject to the conditions, and the performance of Seller's obligations and duties set forth in this Agreement, and in consideration for the conveyance, transfer and assignment of the assets and other rights to the Purchaser as described in Section 1 above, the Purchaser shall pay the Seller the purchase price set forth below:

                  a. The sum of TWO MILLION ($2,000,000) DOLLARS on the date of Closing, provided that Seller has been designated as the "primary contractor" in the Western region of its customer Reltec. For the purpose of this Agreement "Primary Contractor" shall mean the vendor of Reltec which is given personnel requirements prior to any other vendor to Reltec. The "Western Region" shall mean California and all contiguous states.

                     (i) If at the Closing, Reltec has not appointed its vendors for the coming year, or Seller is not the Primary Contractor to Reltec in the Western Region, then Purchaser shall pay to Seller the sum of ONE MILLION THREE THOUSAND ($1,300,000) DOLLARS (including a $100,000 earnest money deposit to be delivered on the date of execution hereof) at Closing and at the same time shall place the sum of SEVEN HUNDRED THOUSAND ($700,000) DOLLARS into an escrow account or multiple accounts to be maintained by James F. McCollum, P.A. in accordance herewith with the Escrow Agreement ("Escrow Funds"). The Escrow Funds will be released to Purchaser or Seller; as the case may be, as follows:

                         (A) The Escrow Funds  together  with  accrued  interest
will be released to Seller at the earliest of either:

                              (1)  Billable  Employees  on  Purchaser=s  payroll
generate -net income- in Williams Division at an annual rate which equals or exceeds one million dollars for the one hundred eighty (180) day period beginning with the Closing Date, or

                              (2)  Purchaser  has been  designated  the  Primary
Contractor of Reltec in the Western Region.

                         (B) If either the Primary Contractor designation or the
Net Income fails to satisfy the requirements set forth in Section 3.1(a)(i)(A)(1) or (2) above, then the Escrow Funds will be released to the Seller on a prorated basis in accordance with the following formula:

  1. Net Income at 12th & 24th months from Closing (Annualized) = Percentage Net
     ----------------------------------------------------------   Income
     $1,000,000 Net Income

  2. Percentage Net Income X $700,000 = Seller's Initial Escrow Fund
                                                Payment

  3. The difference between the $700,000 Escrow Fund and the Seller's Initial
                  Escrow Fund Payment will be maintained in escrow.

                         (C) If the Seller's Initial Escrow Fund Payment is less
than $700,000 then the Escrow Agent shall maintain the balance of the Escrow Fund for a period of two (2) years from Closing.

                         (D) If the  Purchaser  reaches and maintains Net Income
in Williams Division in an amount which equals or exceeds an annual rate of $1,000,000 for a period of 180 consecutive days commencing at the Closing ending at any time within two (2) years from the date of Closing, then the balance of the Escrow Fund will be paid to Seller by the Escrow Agent.

                         (E) If the  Seller  cannot  meet  the  requirements  of
Section 3.1(a)(i) above then the entire balance of the Escrow Fund will be returned to the Purchaser by the Escrow Agent notwithstanding the rate of Net Income earnings at the end of the two year period.

                         (F) Escrow  Agent shall be  provided a  customary  save
harmless and indemnity clause.

          (b) In addition to the payments set forth in Sections 3.1(a), above, the Purchaser shall pay the Seller an amount not to exceed $500,000 per year for a period of four (4) years on the first, second, third and fourth anniversary of the Closing Date in accordance with and subject to the following:

               (i) The annual potential earn-out of $500,000 per year shall be reduced on a dollar for dollar basis for each dollar the Net Income of the Business of the Williams Division for the immediate preceding year is less than $1,000,000.

               (ii) The Seller shall be entitled to a credit to be used in calculating the availability of a potential earn out in the next succeeding year for all amounts in excess of $1,000,000 in net income generated by the Business in the immediate preceding year.

               (iii) Shortfalls in any annual Earn Out payment on account of net earnings less than the $1 million can be made up in subsequent years within the four year period to the extent net earnings in such subsequent period exceed $1 million.

          (c) Seller shall pay sales or other tax, if any, (with the exception of income tax) related to this transaction.

         3.2 Purchaser agrees to provide the Seller with accounting statements, in reasonable detail, which will indicate the information necessary to make the calculation referenced in paragraph 3.1 above and 3.3 below. The determination of Net Income and calculation of any pay-out will be made in accordance with GAAP. Said statements will be deemed final and correct unless the Seller shall, within 30 days from the date of delivery of the accounting statements have contested the information therein by giving Seller written notice. If the Seller does not contest the accounting statements within the 30 day period, the statements will be deemed correct and Seller shall waive all right to contest the statements. Any notice hereunder must specify the disagreement in reasonable detail.

         3.3 With respect to the collection of accounts receivables due and owing to the Seller at the time of Closing ("Receivables"); Seller shall bill and collect its own receivables, provided such is done in a commercially reasonable manner and provided further that suit will not be filed against any creditor without prior written permission of Purchaser - which shall not be unreasonably withheld. To the extent funds cannot be related to pre or post closing work, the party receiving same shall hold the funds in a separate account until the invoice is agreed upon.

         3.4 (a) The sum of $100,000 shall be immediately wire transferred to the trust account of James F. McCollum, P.A. - to be held in escrow pending the closing hereof. James F. McCollum, P.A., as escrow agent is authorized to deposit said funds and hold same in escrow, subject to clearance and to disburse said funds in accordance with the terms and conditions of the Contract. Failure of Purchaser to cause said funds to be transferred within twenty-four hours of the execution hereof and transmittal back by facsimile shall not excuse Purchaser=s performance and shall, at the option of Seller, render this Contract voidable. If in doubt as to agent=s duties of liabilities under the provisions of this Contract, agent may at agent=s option, continue to hold said funds in escrow until the parties mutually agree to its disbursement or until a judgment of a court of competent jurisdiction shall determine the rights of the parties or agent may deposit same with the clerk of the Circuit Court having jurisdiction of the dispute. Upon notifying all parties concerned of such action, all liability on the part of agent shall fully terminate except to the extent of accounting for any items previously delivered out of escrow. The parties acknowledge and agree that the Escrow Agent has acted and will continue to act as counsel to the Seller, including, without limitation, in connection with any dispute arising hereunder. The Escrow Agent shall not be taken or omitted hereunder except for its gross negligence, bad faith, or willful misconduct. Any suit between Purchaser and Seller wherein Escrow Agent is made a party because of acting as agent hereunder or in any suit wherein agent interpleades the subject matter of the Escrow Funds or equivalent and charged and awarded as court costs in favor of the prevailing party. The parties agree that Escrow Agent shall not be liable to any party or person for misdelivery to Purchaser or Seller of items subject to this escrow unless such misdelivery is due to willful breach of the Contract or gross negligence, bad faith or willful misconduct of the Escrow Agent.

                  (b) Provided that the Seller is ready, willing and able to close this transaction in all respect at the time of Closing, if Purchaser is unable to close this transaction in accordance with the provisions of Section
5.1 below, then the deposit paid by Purchaser may be retained by or for the account of Seller as agreed upon liquidated damages, consideration for the execution of this Contract and the full settlement of any claims, whereupon Purchaser and Seller shall be relieved of all obligations under the Contract; or Seller, at Seller=s option, may proceed in equity to enforce Seller=s rights under this Contract. If Seller fails, neglects, or refuses to perform this Contract, the Purchaser may seek specific performance or elect to receive the return of Purchaser=s deposit, without thereby waiving any action for damages resulting from Seller=s reach.


                                   ARTICLE IV
                     ASSUMPTION OF LIABILITIES BY PURCHASER

          4.1 Anything hereinabove contained to the contrary notwithstanding, Purchaser shall not assume any liabilities of Seller with the exception of the Customer agreements (Exhibit C) and employee contracts (Exhibit D) Purchaser in its sole discretion agrees in writing to assume.

                                   ARTICLE V
                            CLOSING AND CLOSING DATE

          5.1 It is the Purchaser=s intention to close this transaction by March 1, 1996 and it will make diligent efforts to do so. However, closing of the transaction contemplated by this Agreement (the -Closing-) shall take place no later than March 29, 1996 (-Closing Date-) at the offices of Seller or Seller=s attorney, James F. McCollum, P.A., 129 South Commerce Avenue, Sebring, Florida or such other time and place as may be mutually approved by the parties. All adjustments shall be made as of 12:01 a.m. of the Sunday of the payroll week of Closing. The parties shall adjust all expenses on a pro rata basis as of the date operations are assumed by the Purchaser.

          5.2 At the Closing, the Seller shall deliver to the Purchaser the following:

                  (a) Assignments of the contracts listed in Schedule C hereto executed and approved by an authorized representative of Seller's client, in a form satisfactory to Purchaser.

                  (b) A Bill of Sale conveying title to the tangible personal property listed in Schedule B, in the form annexed hereto as Exhibit E.

                  (c) A certified copy of resolutions adopted unanimously by the Seller's Board of Directors authorizing the execution, delivery and performance by the Seller of this Agreement and the consummation of the sale contemplated hereby, or, at Purchaser's option, a written consent executed by all of the stockholders of the Seller authorizing and consenting to the sale herein.

                  (d) Verification in a form satisfactory to Purchaser that Seller has, at the time of Closing, not less than 60 Billable Employees suitable for Purchaser's Business; and

                  (e) The Seller will from time to time at the Purchaser's request, whether prior to, at, or after the Closing, and without further consideration, execute and deliver such further instruments and conveyances and transfers, and take such other action as the Purchaser may reasonably require to more effectively convey and transfer to the Purchaser any of the assets being sold hereunder.

                  (f)  Employment   agreement  between  Anderson  and  Purchaser
executed by them in substantially the same form as annexed hereto as Exhibit D.

                  (g) Sole Stockholders certification in the form annexed as Exhibit "D".

         5.3 Immediately upon the Closing Date, Seller and its Stockholder will cease and refrain from using the name "Williams Communications Services, Inc." or any similar name or derivation thereof except in the context of "...formerly known as Williams Communication Services, Inc." in order to collect receivables or make government filings.

         5.4 As soon as practicable after the Purchaser's request, provided that the request is made after Closing, the Seller will change the name of the entity now known as "Williams Communications Services, Inc.".

         5.5 Each party shall have the absolute right in its sole discretion to waive any Closing requirement at or before Closing. If a party does not waive its rights in whole or in part and the other party is not ready, willing and able to perform as of Closing, the non-waiving party shall have the right to terminate this Agreement upon written notice. In the event of such termination, all of the non-waiving party's obligations shall terminate without further loss, damage, cost, claim, right or remedy in favor of the other party

         5.6 Seller hereby agrees promptly to pay all employee wages and payroll charges, trade and other accounts payable upon which it is obligated at Closing. If Seller does not pay such non-assumed liability accounts payable on the later of the due date thereof or the tenth (10th) day following notice from Purchaser to pay such accounts or give Purchaser notice that it has a dispute as to the amount due, then Purchaser may pay or assume such accounts payable, and thereafter, such amounts shall be reimbursed by Seller to Purchaser, or, at the Purchaser's option, may be applied against any monies due Seller.

         5.7 Seller also agrees (i) to cure any non-waived breaches or defaults that may exist on the Closing Date, with respect to any of the contracts or agreements assumed by Purchaser hereunder, and (ii) to make all payments due or to become due thereunder attributable to periods ending on or before the Closing Date. In the event Seller fails to cure any such breach or default or make any such payment when requested to do so by Purchaser, Purchaser will have the right to cure any such breach or default or make any such payment on or after the tenth (10th) day following Purchaser's request that Seller do so. Any amounts so paid by Purchaser to cure any such breach or default shall be reimbursed by Seller or Stockholder to Purchaser, or at Purchaser's option, may be applied against any moneys due Seller or Stockholder under the right of offset granted in Paragraph 10.2.

         5.8 Commencing with the execution of this Agreement and to the extent not previously delivered at or before Closing Purchaser and Seller agree to commence the preparation of and make diligent application for, to follow up on, and to actively and diligently pursue all approvals and consents reasonably requested by Purchaser including but not limited to the consents for approval of assignment of customer and billable employee contracts in a form reasonably acceptable to Purchaser. If all such consents, and approvals are not available at Closing the Stockholder agrees to diligently pursue obtaining such approvals and consents after the Closing at Purchaser's request, at Stockholder's sole cost and expense.

                                   ARTICLE VI
           SELLER'S AND STOCKHOLDER'S REPRESENTATIONS AND WARRANTIES

         In order to induce Purchaser to execute and perform this Agreement, Seller and Stockholder do hereby represent, warrant, covenant and agree (which representations, survival warranties, covenants and agreements shall be and be deemed to be continuing and survive the execution and delivery of this Agreement and the Closing Date) as follows:

         6.1 The Seller is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation, with full power and authority, corporate and otherwise, and with all licenses, permits, certifications, registrations, approvals, consents and franchises necessary to own or lease and operate its properties and to conduct its business as presently being conducted. The Seller is duly qualified to do business as a foreign corporation, and is in good standing, in all jurisdictions, if any, wherein such qualification is necessary.

         6.2 Seller owns and has good and marketable title in and to the Property and assets to be sold or transferred hereunder free and clear of all liens, claims and encumbrances and rights and option of others (except as herein expressly provided to the contrary).

         6.3 Anderson is the sole stockholder of the Seller and at the Closing there shall not be authorized and/or issued and outstanding any shares of capital stock of the Seller and/or rights to purchase shares of capital stock of the Seller except those issued to Anderson. The issued and outstanding shares of the Seller have been duly authorized and validly issued, and all such outstanding shares are fully paid and non assessable. There are not now nor will there be at the Closing any outstanding options, warrants and similar rights to purchase shares of the Seller's capital stock. There are no preemptive rights. During the period from the date hereof through the Closing, there will be no shares of the capital stock of the Seller issued. Except as herein provided, no dividends or other distributions of the assets of the Seller have or will be declared and/or paid prior to the Closing on or with respect to the capital stock of the Seller.

         6.4 (i) Seller has the full power and authority, corporate and otherwise, to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby; (ii) the execution, delivery and performance of this Agreement, the consummation by Seller of the transactions herein contemplated and the compliance by Seller with the terms of this Agreement have been duly authorized by all necessary corporate action, and this Agreement has been duly and properly authorized, executed and delivered by Seller and Stockholder; (iii) this Agreement is the valid and binding obligation of Seller and Stockholder, enforceable in accordance with its terms, subject, as to enforcement of remedies, to applicable bankruptcy, insolvency, reorganization, moratorium and other laws affecting the rights of creditors generally and the discretion of courts in granting equitable remedies; (iv) the execution, delivery and performance of this Agreement by Seller and Stockholder and the consummation by Seller and Stockholder of the transactions herein contemplated does not, and will not, with or without the giving of notice or the lapse of time, or both, (A) result in any violation of the Certificate of Incorporation or By-laws of Seller, (B) result in a breach of or conflict with any of the terms or provisions of, or constitute a default under, or result in the modification or termination of, or result in the creation or imposition of any lien, security interest, charge or encumbrance upon any of the properties or assets of Seller and/or pursuant to, any indenture, mortgage, note, contract, commitment or other agreement or instrument to which Seller is a party or by which it or any of its properties or assets are or may be bound or affected; (C) violate any existing applicable law, rule, regulation, judgment, order or decree of any governmental agency or court, domestic or foreign, having jurisdiction over Seller or any of its properties or businesses; or (D) have any effect on any agreement, permit, certification, registration, approval, consent, license or franchise necessary for Seller to own or lease and operate any of its properties and to conduct its businesses or the ability of Seller to make use thereof. No consent, approval, authorization or order of any court, Customer, governmental agency, authority or body and/or any party to an agreement to which Seller is a party and/or by which it is bound, is required in connection with the execution, delivery and performance of this Agreement, and/or the consummation by Seller of the transactions contemplated by this Agreement except as noted on Schedule H".

         6.5 The Seller is not in violation of, or in default under, (i) any term or provision of its Certificate of Incorporation or By-Laws; (ii) any material term or provision or any financial covenant of any indenture, mortgage, contract, commitment or other agreement or instrument to which it is a party or by which it or any of its properties or business is or may be bound or affected; or (iii) any existing applicable law, rule, regulation, judgment, order or decree of any governmental agency or court, domestic or foreign, having jurisdiction over it or any of its properties or business. Seller owns, possesses or has obtained all governmental and other licenses, permits, certifications, registrations, approvals or consents and other authorizations necessary to own or lease, as the case may be, and to operate its properties and to conduct its business or operations as presently conducted and all such governmental and other licenses, permits, certifications, registrations, approvals, consents and other authorizations are outstanding and in good standing, and there are no proceedings pending or, to the best of its knowledge, threatened, or any basis therefore existing, seeking to cancel, terminate or limit such licenses, permits, certifications, registrations, approvals or consents or authorizations.

         6.6 Prior to the date hereof Seller has delivered to Purchaser the compiled financial statement of the Seller described on Exhibit "I" annexed hereto and made a part hereof ("Financial Statements"); copies of which have been initialed by the parties hereto for identification. The Financial Statements fairly present the financial position of the Seller as of the respective dates thereof and the results of operations, and changes in financial position of the Seller, for each of the periods covered thereby and are true and accurate. The Financial Statements have been prepared in conformity with
generally  accepted  accounting  principles,   applied  on  a  consistent  basis
throughout the entire periods involved. As of the date of any balance sheet forming a part of the Financial Statements, and except as and to the extent reflected or reserved against therein, the Seller did not have any material liabilities, debts, obligations or claims (absolute or contingent) asserted against it and/or which should have been reflected in a balance sheet or the notes thereto; and all assets reflected thereon are properly reported and present fairly the value of the assets therein stated in accordance with generally accepted accounting principles.

         6.7 The financial and other books and records of the Seller (including those forming a part of the Property) (i) are in all material respects true, complete and correct and have, at all times, been maintained in accordance with good business and accounting practices; (ii) contain a complete and accurate description, and specify the location, of all trucks, automobiles, machinery, equipment, furniture, supplies, tools, drawings and all other tangible personal property (collectively the "Personal Property") owned by, in the possession of, or used by the Seller in connection with the operation of the Business in the normal course of business; (iii) except as set forth on Exhibit "J" annexed hereto and made a part hereof, none of such Personal Property is leased or subject to a security agreement, conditional sales contract or other title retention or security agreement or is other than in the possession of and under the control of the

Seller, (iv) the Personal Property reflected in such books and records constitutes all of the tangible personal property necessary for the conduct by the Seller of the Business as now conducted; and all of the same is in normal operating condition and the use thereof as presently employed conforms to all applicable laws and regulations.

         6.8 Annexed hereto and labeled Exhibit "A" is a schedule setting forth a description of each parcel of improved or unimproved real property owned by or leased to the Seller. Exhibit "A" is true correct and complete in all respect; each of such leases are in full force and effect with no event of default in existence or event or occurrence which, with the passage of time and/or giving of notice would or could mature into an event of default thereunder.

         6.9 The Seller owns all rights to utilize the General Intangibles free and clear of all liens, claims and encumbrances and rights and options of third parties (including without limitation former or present officers, directors, stockholders, employees and agent, but excluding the rights of licensors); the Seller has not licensed or leased any of the General Intangibles and/or any interest therein to any person and/or entity; the Seller has not infringed, nor is infringing, upon the rights of others with respect to the General Intangibles; and the Seller has not received any notice of conflict with the asserted rights of others with respect to the General Intangibles and the Seller knows of no basis therefore; and to the best of the knowledge, of the Seller, no others have infringed upon the General Intangibles.

         6.10 The Customer Materials, Resumes and Records represent all of such materials at any time utilized in connection with, arising out of or relating to the Business; and none of Seller nor any employee, officer, director or stockholder of Seller has or shall retain copies thereof and have not prior to the date hereof, and shall not prior to the Closing, provide to any person or entity or authorize or permit another to make, receive or utilize any of such Customer Materials, Resumes or Records and/or the information therein or thereon reflected, except as permitted in Article VIII.

         6.11 The Seller did not have any material liabilities, debts, obligations or claims asserted against it, whether accrued, absolute, contingent or otherwise, and whether due or to become due, including, but not limited to, liabilities on account of due and unpaid taxes, other governmental charges or lawsuits except as listed on Exhibit "K".

         6.12 Since the date of the most recent balance sheet included in the Financial Statement, there has been no material adverse change to the business of the Seller nor its prospects and the Seller has not, except as set forth on Exhibit "L" annexed hereto and made a part hereof, (i) incurred any obligation or liability (absolute or contingent, secured or unsecured) except obligations and liabilities incurred in the ordinary course of the operation or business of its business as carried on at and prior to such date; (ii) canceled, without payment in full, any notes, loans or other obligations receivable or other debts or claims held by it other than in the ordinary course of business; (iii) sold, assigned, transferred, abandoned, mortgaged, pledged or subjected to lien any contract, permit, license, franchise or other agreement other than sales or other dispositions of goods or services in the ordinary course of business at customary prices; (iv) increased compensation payable to any of its officers, directors or other employees including in the term "compensation", salaries, fringe benefits, pensions, profit participation and payment of benefits of any kind whatsoever); (v) entered into any line of business other than that conducted by it on such date or entered into any transaction in the ordinary course of its business; (vi) conducted any line of business in any manner except by transactions customary in the operation of its business as conducted on such date; (vii) declared, made or paid, or set aside for payment, any cash or non-cash dividends or other distribution on any shares of its capital stock; (viii) changed or modified any accounting practice;
(ix) waived any rights; (x) made any capital expenditure; (xi) pay any amounts to shareholders except the usual salary and benefits; (xii) entered into any agreement too take any of the actions above referenced.

         6.13 Seller has not incurred any liability for any finders fees or similar payments in connection with the transactions herein contemplated except as set forth herein.

         6.14 Except as set forth on Exhibit "M" annexed hereto and made a part hereof, the Seller is not in default under the terms of any outstanding agreement which is material to the business, operations, properties, assets or condition of the Company; and there exists no event of default or event which, with notice and/or the passage of time, or both, would constitute any such default.

         6.15 Except as set forth on Exhibit "N" annexed hereto and made a part hereof, there are no claims, actions, suits, proceedings, arbitrations, investigations or inquiries against the Seller before any court or governmental agency, court or tribunal, domestic, or foreign, or before any private arbitration tribunal, pending, or, to the best of the knowledge of Seller, threatened against the Seller or involving its properties or businesses; nor, to the best of the knowledge of Seller, is there any basis for any such claim, action, suit, proceeding, arbitration, investigation or inquiry to be made by any person and/or entity, including without limitation any customer, supplier, lender, stockholder, former or current employee, agent or landlord. There are no outstanding orders, judgments or decrees or any court, governmental agency or other tribunal specifically naming the Seller and/or enjoining the Seller from taking, or requiring the Seller to take, any action, and/or by which the Seller, and/or its properties or businesses are bound or subject.

         6.16 The Seller has filed all federal tax returns (whether relating to income, sales, franchise, withholding, real or personal property, employment or otherwise) required to be filed under the laws of the United States and Florida, and has been paid in full all taxes which are due pursuant such returns or claimed to be due by any taxing authority or otherwise due and owing. No penalties or other charges are or will become due with respect to the late filing of any such return. To the best of the knowledge of Seller, after due investigation, each such tax return heretofore filed by the Seller correctly and accurately reflects the amount of its tax liability thereunder. The Seller has withheld, collected and paid all other levies, assessments, license fees and taxes to the extent required and, with respect to payments, to the extent that the same have become due and payable. Seller may owe taxes in other states and shall indemnify Comforce for any liability it may incur therefore.

         6.17 Since the date of the most recent balance sheet included in the Financial Statements, the Seller has not sustained any material loss or interference with its business of any kind nature or description including without limitation, from fire, storm, explosion, flood or other casualty, whether or not covered by insurance, or from any labor dispute or court or governmental action, order or decree; nor have there been, and prior to the Closing, there will not be, any material adverse change in or affecting the general affairs, management, financial condition, stockholders_ equity, results of operations or properties of the Seller.

         6.18 No labor problems exist with the employees of the Seller or are imminent, which would adversely affect the Seller.

         6.19 Neither the Seller nor its present or former officers, directors, employees or agents (including any third party acting on behalf of the Seller) have: (i) directly or indirectly, made or authorized to be made, any bribes, kickbacks or other payments of a similar nature, whether lawful or not, to any person or entity, public or private, regardless of the form thereof, whether in money, property or services, to obtain favorable treatment in securing business or to obtain special concessions or to pay for favorable treatment for business secured or for special concessions already obtained; (ii) paid funds or property of any kind was donated, loaned or made available, directly or indirectly, for the benefit of, or for the purpose of opposing, any government or subdivision thereof, either domestic or foreign; (iii) the Seller has not made any loans, donations, or other disbursements, directly or indirectly, to officers or employees of the Seller, for contributions made, or to be made, directly or indirectly, for the benefit of, or for the purpose of opposing, any government or subdivision thereof, either domestic or foreign; and (iv) the Seller has not and does not maintain a bank account or other account of any kind, whether domestic or foreign, which account was not reflected in the corporate books.

         6.20 The corporate record books of the Seller have been duly and properly maintained, are in good order, complete, accurate, up to date and with all necessary signatures, and set forth all meetings and actions heretofore held and/or taken by the stockholders and/or directors of the Seller, as the case may be, and/or as set forth in all certificates of votes of stockholders or directors hereto fore furnished to anyone at any time.

         6.21 The copies of the Certificate of Incorporation (and all amendments thereto) and the By-Laws of the Seller heretofore delivered by the Seller and initialed by the parties hereto for identification, are true, correct and complete in all respects; are, and shall remain, in full force and effect; and shall not be altered, amended, modified, terminated or rescinded prior to the Closing without the prior written consent of the Purchaser in each instance.

         6.22 The officers and members of the Board of Directors of the Seller are as set forth on Exhibit "O" annexed hereto and made a part hereof; and during the period from the date hereof until the Closing, there shall be no change in such officerships and/or memberships without the prior written consent of the Purchaser in each instance.

         6.23 Except as set forth on Exhibit"P" annexed hereto and made a part hereof, no officer or director of the Seller or the Seller (and/or any member of their respective immediate families) has a financial interest (direct or indirect) in any competitor, supplier or customer of the Seller.

         6.24 Each of the agreements and purchase orders described on Exhibit "Q" annexed hereto and made a part hereof are in full force and effect, have not been altered, amended, modified, terminated or rescinded, are fully enforceable in accordance with their respective terms.

         6.25 Other than as set forth on Exhibit "R" annexed hereto and made a part hereof, the Seller is not a party (i) to any contract or agreement calling for the payment of more than $10,000 per annum or $25,000 in the aggregate and/or which cannot be terminated on no more than 90 days prior written notice from the Seller to the other party thereto; (ii) to any profit sharing, bonus, deferred compensation, pension or retirement plan, severance policy or other similar agreement or arrangement; (iii) to any collective bargaining agreement; or (iv) to any agreement not entered into in the ordinary course of business.

         6.26 Seller represents that the Customer contracts of the Company are effective and there exists no breach or default with respect to same. That the copies of those contracts previously delivered to Purchaser are accurate and complete and there exist no amendments or set of facts with respect to same which were not previously disclosed. Seller knows of no present condition or set of facts that the requirements or pricing for personnel in such contracts shall materially be reduced or changed adversely. That Seller is not presently aware of any past deficiencies in its performance of services under such contracts that might adversely affect the continuation of supplying services under such contracts.

         6.27 There have been no past proceedings or are there any proceedings now pending nor, to Seller's knowledge or belief, threatened against Company before the National Labor Relations Board, State Department of Labor, State Commission on Human Rights and Opportunities, State Department of Labor, Equal Employment Opportunity Commission or any other local, state or Federal agencies having jurisdiction over employee rights with respect to hiring, tenure, conditions of employment within the three year period prior to the execution of this Agreement.

         6.28 Seller, to its best knowledge and belief, represents that Seller has made, reported and remitted all appropriate Federal, State and local payroll related deductions and taxes to Florida and state of employee residence including: FICA, FUTA, SUI and income tax withholdings presently due and owing; all Florida and state of employee residence Sales and Use Taxes; and further warrants that it will report and remit all withholdings and taxes due for activities prior to the Closing Date.

         6.29 That none of the contracts referenced or listed on Exhibit "Q" were obtained or executed based in whole or in part on the fact or representation that Seller is a minority or woman owned or operated business or a small business enterprise as those or similar terms are defined by Federal or state statutes or regulations.

         6.30 The Seller has not been the subject of any union organizing activity and there have been no attempts to unionize the employees of Seller.

         6.31 Seller has paid all employees whether staff or Billable Employees in accordance with applicable state and federal law. All non exempt employees have been paid appropriate and correct premium wages where applicable. There have been no past or present exempt employees on the payroll of Seller; no payment for the lease and/or rental of vehicles or equipment; and no payment or reimbursement to employees for moving, meals, incidental or lodging expenses (commonly known as per diem payments) and no payments to Billable Employees as consultants or independent contractors with the exception of those listed on Exhibit "S" annexed hereto and made a part hereof.

         6.32 Seller has not retained the services of any independent contractor or consultant for assignment to Customers except as listed on Exhibit "T" annexed hereto and made a part hereof.

         6.33 There are no contracts, agreements, or arrangements, written or oral, relating to the conduct of the business of the Seller to be sold hereunder to which Seller is a party or is bound, except as may be referred to in this Agreement, or any schedule or exhibit annexed hereto.

         6.34 Exhibit "U" contains complete, correct and current copies of all insurance policies in effect as of the time of this agreement. Seller represents that the coverage provided is valid and adequate to fully cover against all suits, claims, obligations, damages and liabilities arising from the conduct of the business or the property utilized therein, including damage to property or personal injury. Seller shall keep such coverage in effect through the date of Closing.

         6.35 The representations, warranties, covenants and agreement of the Seller and Stockholder contained in this Agreement, including, without limitation, those contained in this Paragraph 6.35, are true, complete, accurate and correct in all respects as of the date hereof and shall be true, accurate and correct and complete, in all respects as of the Closing; and will not contain any untrue statement of any material fact, or omit to state a material fact in order to make any or all of such representations and warranties not materially misleading as of this date and as of the Closing Date; and at the Closing the Seller shall deliver to the Purchaser a certificate, executed by Anderson remaking each of the Seller's representations, warranties, covenants and agreement set forth in this Agreement, including without limitation, those set forth in this Paragraph 6.35.

                                  ARTICLE VII
                   PURCHASER'S REPRESENTATIONS AND WARRANTIES

         The Purchaser represents and warrants to the Seller as follows:

         7.1 The Purchaser is a corporation duly organized, validly existing and in good standing under and by virtue of the laws of the State of Delaware, and the execution and delivery of this Agreement and the purchase contemplated hereby have been duly authorized by all necessary corporate action on the part of the Purchaser.

         7.2 The Purchaser has corporate power to execute and perform this Agreement, and to consummate the transactions contemplated hereby.


         7.3 The execution and performance of this Agreement by Purchaser will not conflict with, or result in a breach of, any of the terms, conditions, or provisions of any law or any regulations, order, writ, injunction, or decree of any court or governmental instrumentality, or of the corporate charter or by-laws of the Purchaser or of any agreement, whether written or oral, or other instrument to which it is a party or by which it is bound, or constitute (with the giving of notice or the passage of time, or both) a default thereunder.

                                  ARTICLE VIII
                             ACCESS AND INFORMATION

         8.1 From and after the Closing Date, and for a period of seven (7) years thereafter, the Seller shall give to the Purchaser, and the Purchaser shall maintain the same intact in the State of Florida and shall not remove or destroy the same without the written consent of the Seller, all operating books and financial records (other than corporate records) relating to the business to be sold hereunder (including paid supplier invoices, customers' billings and payroll records and returns). Seller need not, however, give to or leave in Purchaser's possession any of the following, unless they are found to be necessary for the continued operation of the business to be sold hereunder:
Seller's corporate, financial and accounting books, records, journals, the general ledger and all other journals and ledgers which constitute books of original entry, bank statements, canceled checks and internal financial statements. From and after the Closing Date, the Purchaser shall give to the Seller and its representatives from time to time upon request of the Seller full access during normal working hours to any and all books, contracts and other records (including credit files) of the Seller left in the possession of the Purchaser, including the right to make copies thereof. This right to access may be unilaterally extended by Purchaser by written notice to accommodate any audit, investigation, lawsuit or similar need, whether perceived or real by Seller.

         8.2 From and after the Closing Date, and for a period of seven (7) years, the Seller shall give to the Purchaser and its representatives from time to time within the State of Florida upon request of the Purchaser full access during normal working hours to all books, contracts and other records, including credit files, which are not to be conveyed to the Purchaser hereunder and which are relevant to the present business which have been retained in the Seller's possession, including the right to make copies of relevant portions thereof. The Seller shall be obligated to give reasonable notice of not less than thirty (30) days in writing to the Purchaser of the Seller's intention to dispose of or destroy any such books, contracts or other records related to the business and shall, at the Purchaser's request, turn over to the Purchaser any of the books contracts, or other records set forth in any such notice to the extent that they relate to the business.

                                   ARTICLE IX
                                INDEMNIFICATION


         9.1 The Seller and the Stockholder individually agree to indemnify and hold the Purchaser harmless against all losses, liabilities, deficiency, damage or expense, including reasonable counsel fees, resulting from: the assertion of claims and made against the assets sold hereunder by creditors of the Seller, whether such creditors be disclosed or undisclosed by Seller to Purchaser and whether or not related to any states Bulk Sales law.

                                   ARTICLE X
                          INDEMNIFICATION AND OFF SET

         10.1 In addition to the indemnifications set forth in other sections hereof and subject to the limitations hereinafter described, the Seller and Stockholder agree, jointly and severally, to indemnify, exonerate, defend and save the Purchaser its Affiliates, officers, directors, employees and representatives (collectively the "Purchaser" for the purposes of this Section
10) harmless from, against, for and in respect of the full amounts of any and all damages, losses, demands, obligations, tax, interest, penalty, suit, judgment, order, lien, liabilities, debts, claims, actions, causes of action, encumbrances, costs and expenses, whether administrative, judicial or otherwise, of every kind and nature, including, without limitation, reasonable attorneys', consultants', accountants' and expert witness fees, suffered, sustained, incurred or required to be paid at any time after the Closing by the Purchaser based upon, arising out of, resulting from or because of:

                  (a) any obligations of the Seller or Stockholder incurred in connection with the making and performance of this Agreement;

                  (b) any claim, demand or cause of action asserted against the Purchaser with respect to any claims, obligations or liabilities whatsoever, whether disclosed or undisclosed, absolute or contingent, direct or indirect due or to become due, now existing or arising hereafter, for debts, liabilities, contractual obligations, violations, torts, events or incidents existing, incurred, accrued or occurring prior to Closing;

                  (c) the untruth, inaccuracy, incompleteness, violation or breach of any representation, warranty, agreement, undertaking or covenant of Sellers contained in or made pursuant to this Agreement or any acts or circumstances constituting untruth, inaccuracy, violation or breach;

                  (d) any claims made against or expense incurred by Purchaser including, but not limited to, those with respect to the conditions or operations of the Seller made by regulatory or administrative agencies having jurisdiction over the Seller resulting from violations of local, state or federal laws or regulations by Seller or any of their respective agents, servants or employees, or resulting form a failure to collect or remit state or local taxes, arising prior to the Closing;

                  (e) all reasonable costs and expenses (including, without limitation, reasonable attorneys' fees, interest, and penalties) incurred by the Purchaser in connection with any action, suit, proceeding, demand, assessment or judgment incident to any of the matters indemnified against.

         10.2 Seller and Stockholder being the holder of all of the issued and outstanding shares of Seller, individually hereby grants to Purchaser the right of full offset against any monies due Seller or Stockholder, either under this Agreement or any other agreement the Stockholder may have with Purchaser, or Purchaser's Affiliates, including employment agreements, for the purpose of applying same to any sums that might become due to Purchaser as a result of the indemnities herein made or as a result of a breach of any of the covenants, representations or warranties herein contained. Said right of offset shall in no way limit Purchaser's ability to collect any funds due and owing to it from the Seller or the Stockholder.

                                   ARTICLE XI
                        EFFECTIVE DATES OF TRANSACTIONS

         11.1 The effective date of the purchase and sale contemplated herein shall be to the date of execution with adjustments to be made immediately after midnight on the Sunday of the payroll week of Closing.

         11.2 In amplification of the above stated general understanding of the parties, the following provisions will govern specific aspects of the change in ownership:

                  (a) Seller will remain liable for all of its accounts payable for items actually delivered or services actually rendered, all payroll obligations including the deduction and payment to the appropriate Federal state and local authorities for income tax withholdings, FICA, FUTA, SUI and all other payroll deductions, and Sales and Use taxes accrued or incurred on or before the effective date.

                  (b) The Purchaser shall pay for all supplies and equipment actually delivered or services actually rendered after the effective date, provided, however, that such supplies and equipment or such services were purchased or rendered in the ordinary course of the business and are necessary for the continuation of the business.

                  (c) The Purchaser shall be obligated to perform all contracts and purchase orders with clients with respect to items not performed prior to effective date, provided that such contracts and purchase orders were entered into by Seller in the ordinary course of business, disclosed to Purchaser prior to Closing, and further provided that such obligations arise from services rendered on or after the date of Closing.

                  (d) All expenses paid or obligations incurred by Seller, if any, as a result of which Purchaser will receive after effective date the benefit of a portion of the consideration for such expenses shall be prorated between the parties in an equitable manner reflecting the relative benefit received by each. All expenses paid or obligations incurred by Purchaser (other than Payables) as a result of which Seller has received on or before effective date the benefit of a portion of the consideration for such expenses shall be prorated between the parties in an equitable manner reflecting the relative benefit received by each. All of such prorations shall be made in accordance with normal business practice.

                  (e) All obligations of the Seller for commissions payable to commission sales agents which relate to work done on or before effective date shall remain the obligation of the Seller. Purchaser shall be responsible for all sales commissions for work done after the effective date.

                  (f) All inquiries and communications received by the Seller after the effective date will be forthwith mailed to the Purchaser to the extent the same relate to the business sold by the Seller hereunder.

                                  ARTICLE XII
                       COVENANTS AND AGREEMENT BY SELLER

         From the date hereof until the Closing Date, Seller covenants and agrees that:

         12.1     Conduct of Business.

                  (a) Seller  shall  operate  the   Business  in the  usual  and
ordinary course;

                  (b) Seller shall not remove or transfer from the Company any assets for less than full and fair consideration, including but not limited to, the payment of cash dividends;

                  (c) Permit the officers and other authorized representatives of Purchaser (i) full and unrestricted access, from time to time and at one or more times, to the plants, properties, offices and books and records of the Seller, during normal business hours, and in connection with such books and records, such inspection shall be at the offices where such records are normally maintained, and such parties shall be entitled to make copies of and abstracts from any of such books and records; (ii) the opportunity to meet, correspond and communicate with the officers, directors, employees, counsel and accountants to the Seller, and to secure from each such information as such parties shall deem necessary or appropriate; and (iii) to review and copy such other, further and additional financial and operating date, materials and information as to the business and operations of the Seller as may be requested by such parties; provided however that all such information and material secured by such parties in the course of such investigation shall be and be deemed to be confidential and shall be used solely in connection with the transactions herein described, and all written memoranda and documents and/or other tangible evidence of such information shall either be returned to the Seller and/or destroyed in the event the subject acquisition is not consummated.

                  (d) Maintain all insurance coverages in full force and effect.

                  (e) Retain the Business' current employees so that they will remain employable after Closing.

                  (f) Take and perform any and all actions necessary to render accurate and/or maintain the accuracy of, all of the representations and warranties of the Seller and Stockholder herein contained and/or satisfy each covenant or condition required to be performed or satisfied by the Seller and Stockholder at or prior to the Closing and/or to cause or permit the implementation of the within acquisition.

                  (g) Not take or perform any action which would or might cause any representation or warranty made by the Seller and Stockholder herein to be rendered inaccurate, in whole or in part and/or which would prevent, inhibit or preclude the satisfaction, in whole or in part of any covenant required to be performed or satisfied by the Seller and Stockholder at or prior to the Closing and/or the implementation of the within acquisition.

                  (h) Cause the Seller to perform, in all material respects all of the Company's obligations under all material agreements, leases and documents relating to or affecting the Property and Business; and use its best efforts to preserve, intact, the relationships with the Company's suppliers, customers, employees and other having business relations with the Company so that the Business will be intact at Closing.

                  (i) Immediately advise Purchaser of any event, condition or occurrence which constitutes or may, with the passage of time and/or giving of notice constitute, a breach of any representation or warranty of the Seller or Stockholder herein contained and/or which prevents, inhibits or limits or may prevent, inhibit or limit Seller or Stockholder from satisfying, in full and on a timely basis, any covenant, term or condition herein contained and/or implementing this Agreement.

                  (j)  Seller or  Stockholder  will  permit  access to  Customer representatives and will accompany and introduce Purchaser representatives to the Customers as may be requested, among other things, Seller=s performance, the existence of any defaults prices an prospects for further work. This access will not obviate or release Seller or Stockholder from liability for any representation or warranty made with respect to the Customers or Customer contracts. Other than obligations to preserve confidential information as contained in this Agreement, the Purchaser shall have no liability with respect to or arising out of meeting with the Customers.

                  (k) Neither Seller nor Stockholder will solicit or entertain any offers through principals, agents or brokers to purchase, sell, encumber or otherwise transfer any or all of the stock or assets of Seller, with the exception of the sale of goods or services in the ordinary course of business, unless and until this agreement has been terminated in accordance with its terms. Seller and Stockholder agree to promptly notify Purchaser in the event either of them receive any such inquiry or offer.

                  (l) Not take any action in the singular or aggregate which results, or with the passage of time is likely to result in a material adverse change to the business or the prospects of the business of Seller.

                                  ARTICLE XIII
                     COVENANTS AND AGREEMENTS BY PURCHASER


         13.1 Anderson and Purchaser shall enter into an employment agreement in accordance with the terms contained in Exhibit "D" hereto. Said agreement shall among other things provide that Anderson will have significant discretion in managing the operations of the Business after the Closing and throughout the contingent payout period.

                                  ARTICLE XIV
                         SELLER'S CONDITIONS TO CLOSING

         The obligation of Seller and Stockholder to consummate the transactions contemplated by this Agreement is, unless waived by Seller, subject to the fulfillment, on or before the Closing, of each of the following conditions:

                  (a) No third party injunction or restraining order shall be in effect which prohibits, restricts or enjoins, and no suit, action or proceeding shall be pending which seeks to prohibit, restrict, enjoin, nullify, seek material damages with respect to or otherwise materially adversely affect the consummation of the transactions contemplated hereby;

                  (b) All covenants of Purchaser under this Agreement to be performed prior to the Closing shall have been performed in all material respects, except to the extent attributable to actions expressly permitted or consented to by Seller in writing; or otherwise waived

                  (c) At the Closing, Seller shall have received a certificate, executed by the President and Secretary of the Purchaser (effective as of the Closing), and in form and content reasonably acceptable to Seller, certifying the truth and accuracy of the representations and warranties of the Purchaser herein contained.

                  (d) Seller shall have received from Purchaser a certificate from the Department of State of the State of Delaware to the effect that Purchaser is in good standing in such state;

                  (e) All material authorizations, approvals or waivers of any federal or state regulatory bodies shall have been obtained;

                  (f) Seller shall have received all certificates, instruments, agreements and other documents to be delivered at or before Closing as provided in this Agreement and a certificate signed by an officer of Purchaser confirming the matters set forth in paragraphs (a), (b), (c) and (e) above; and

                  (g) Purchaser shall tender to Seller the Purchase Price required to be paid at Closing in immediately available funds by check or bank wire to an account or accounts designated by Seller.

                                   ARTICLE XV
                       PURCHASER'S CONDITIONS TO CLOSING

         The obligation of Purchaser to consummate the transactions contemplated by this Agreement is, unless waived by Purchaser, subject to the fulfillment, on or before the Closing, of each of the following conditions:

                  (a) No injunction or restraining order shall be in effect which prohibits, restricts or enjoins, and no suit, action or proceeding shall be pending which seeks to prohibit, restrict, enjoin, nullify, seek material damages with respect to or otherwise materially adversely affect the consummation of the transactions contemplated hereby;

                  (b) All covenants of Seller and Stockholder under this Agreement to be performed prior to the Closing shall have been performed in all material respects, except to the extent attributable to actions expressly permitted or consented to by Purchaser in writing;

                  (c)  At  the  Closing,   Purchaser   shall  have   received  a
certificate, executed by the President and Secretary of the Seller and Stockholder (effective as of the Closing), and in form and content reasonably acceptable to Purchaser, certifying the truth and accuracy of the representations and warranties of the Seller and Stockholder herein contained.

                  (d) Purchaser shall have received from each of Seller a certificate from the Department of State of the State of Florida to the effect that Seller is in good standing in such state;

                  (e) Purchaser has received such documentation as may be necessary to establish that Purchaser is not required to withhold any portion of the Purchase Price pursuant to Section 1445 of the Internal Revenue Code of 1986 (substantially in the form of Exhibit V hereto);

                  (f) Purchaser shall have received all Property, assets, certificates, instruments, agreements and other documents to be delivered by Seller at or before Closing as provided in this Agreement, including a certificate signed by an officer of Seller confirming the matters set forth in paragraphs (a), (b), (c) and (e) above;

                  (g) Prior to the Closing there shall not have occurred any material adverse change in the Business, nor shall any event have occurred or condition exist which, with the passage of time or the giving of notice, may cause or create any such adverse material change.

                  (h) Prior to the Closing, all corporate and other proceedings in connection with the transactions contemplated by this Agreement and all documents and instruments incident to such transactions shall be in form and content reasonably satisfactory to Purchaser and its counsel, and Purchaser and its counsel shall have received all counterpart originals or certified or other copies of such documents and instruments as they may reasonably request.

                  (i) All statutory requirements for the valid consummation by the Seller of the transactions herein described shall have been fully and timely satisfied; all authorizations, consents and approvals of all Federal, state and local governmental agencies and authorities required to be obtained in order to permit consummation by Seller of the transactions herein described, and/or to permit the Business to continue unimpaired in all material respects immediately following the Closing shall have been obtained and shall be in full force and effect; and no action or proceeding to suspend, revoke, cancel, terminate, modify or alter any of such authorizations, consents or approvals shall be pending or threatened.

                  (j) Purchaser shall have received all the documentation including the Bill of Sale and Anderson=s employment agreement required to be delivered to it pursuant the provisions of the Agreement.

                  (k) Purchaser shall have received an opinion of counsel to Seller with respect to those matters set forth on Exhibit "W" hereto.

                                  ARTICLE XVI
                                  TERMINATION

         16.1 Termination. Anything herein or elsewhere to the contrary notwithstanding, this Agreement and any agreement ancillary hereto may be terminated and the transactions contemplated hereby abandoned at any time prior to or at the Closing by:

                  (a)      mutual consent of Seller and Purchaser;

                  (b) Seller, if any of the conditions set forth in Article XIV shall not have been met and shall not have been waived by Seller as of the Closing Date, and at such time Seller is not in material breach or default of its obligations contained in this Agreement; or

                  (c) Purchaser, if any of the conditions set forth in Article XV shall not have been met and shall not have been waived by Purchaser as of the Closing Date, and at such time Purchaser is not in material breach or default of any of its obligations contained in this Agreement. Any party desiring to terminate this Agreement pursuant to this Article XVI shall give notice of such termination to the other party hereto in accordance with Section 21.7.

         16.2     Effect of Termination.

                  (a) If this Agreement is terminated in accordance with Section 16.1, then all rights and obligations of the parties hereunder shall terminate and be of no further effect; provided, however, that no such termination shall relieve any party of liability for any breach of its obligations under this Agreement prior to such termination.

                                  ARTICLE XVII
                              PUBLIC ANNOUNCEMENT


         Seller and Stockholder recognize and agree that the Purchaser is a public company and that the Seller and the Stockholder will not make any public announcement concerning this Agreement or the negotiations and to keep same confidential unless given written permission from the Purchaser to make any announcement or otherwise disclose the information. Purchaser shall have the right to announce the transaction contemplated hereby and/or the negotiations between the parties upon notice to the Seller and whether or not the announcement is required by law regulation or the rules of any public stock exchange on which Purchaser=s stock is listed.


                                 ARTICLE XVIII
                               NEGATIVE COVENANTS

         18.1 It is understood by the parties herein that the negative covenants contained in this Section and the one following are a prime and essential consideration on which Purchaser will rely prior to and after the Closing Date in consummating this Agreement.

         18.2 Seller and Stockholder agree that in consideration of the sale of its business to Purchaser that for a period of five (5) years after the Closing Date, they jointly and individually will not:

                  (a) directly or indirectly, own, manage, operate, control, be employed by, participate in, render service to, solicit customers for, or be connected with any business which competes with Purchaser, or any of its affiliated corporations with respect to the business of supplying technical personnel and services to others within the States of Florida, California and Ohio.

                  (b) solicit or accept any business from clients or potential clients of Seller that Seller or Stockholder may have contacted or been assigned at any time during the three (3) year period prior to Closing; or

                  (c) approach directly or indirectly any employee (billable or staff) without regard to location for the purpose of attempting to or actually soliciting or hiring that employee from its/his account or the account of another.

         18.3 It is recognized by Seller and Stockholder that an action for damages may not be an adequate remedy for Purchaser in the event of the breach of any of the negative covenants contained in this Agreement, and therefore, it is agreed that in addition to any other rights Purchaser may have in the event of a breach of this Agreement, Purchaser shall have the right to judicial enforcement of said covenants by way of injunction, restraining order or any other similar equitable relief. If any portion of the foregoing covenants is invalid or unenforceable due to area or time, such fact shall not affect the validity or enforceability of the remaining portions or prevent enforcement of restrictions to the extent a court of competent jurisdiction may consider reasonable. The parties agree that in any event said restrictions shall be enforced to the maximum extent permitted by law.

         18.4 The time period of the negative covenant may be extended for a period of time equal to that time period utilized during the pendency of any action by a court of competent jurisdiction in its discretion.

         18.5 Seller will deliver negative covenant agreements in the form annexed as Exhibit "X" for those employees designated by Purchaser at Closing.

ARTICLE XIX
NO BROKERS

         19.1 The parties represent and warrant to the other that there are no claims for brokerage commissions or finders' fees in connection with the transactions contemplated hereby.

                                   ARTICLE XX
                               FEES AND EXPENSES

         20.1 Except as herein otherwise provided, each of the parties hereto shall pay its own legal and accounting charges and other expenses incident to the execution of this Agreement and the consummation of the transactions contemplated hereby.

                                  ARTICLE XXI
                                 MISCELLANEOUS

         21.1 This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. All covenants and agreements made by or on behalf of any of the parties hereto shall be binding upon and inure to the benefit of their respective successors and assigns, unless otherwise specifically set forth herein. The terms and provisions of this Agreement may not be modified or amended, except in writing signed by all parties hereto. No representations, warranties, or covenants, express or implied, have been made by any party to this Agreement in connection with the subject matter hereof, except as expressly set forth in this Agreement and the exhibits hereto. The headings in this Agreement are for the convenience of reference only and shall not limit or otherwise affect the meaning hereof.

         21.2 No terms and provisions hereof, including, without limitation, the terms and provisions contained in this sentence, shall be waived, modified or altered so as to impose any additional obligations or liability or grant any additional right or remedy, and no custom, payment, act, knowledge, extension of time, favor or indulgence, gratuitous or otherwise, or words or silence at any time, shall impose any additional obligation or liability or grant any additional right or remedy or be deemed a waiver or release of any obligation, liability, right or remedy except as set forth in a written instrument properly executed and delivered by the party sought to be charged, expressly stating that it is, and the extent to which it is, intended to be so effective. No assent, express or implied, by either party, or waiver by either party, to or of any breach of any term or provision of this Agreement or of the exhibits or schedules shall be deemed to be an assent or waiver to or of such or any succeeding breach of the same or any other such term or provision.

         21.3 The captions of this Agreement are for convenience and reference only, and in no way define, describe, extend or limit the scope or intent of this Agreement or the intent of any provisions hereof.

         21.4 Stockholder agrees that it will, and will cause Seller at any time before and after the Closing to execute and deliver all additional documents, and do any other acts or things that may be reasonably requested by Purchaser in order to further perfect Purchaser's rights and interests contemplated hereunder and that they will aid in the prosecution, defense or other litigation with third persons of any rights arising from this Agreement, all without further consideration.

         21.5 Jurisdiction. This Agreement shall be governed by the laws of the State of Florida Any judicial proceeding brought against any of the parties to this Agreement on any dispute arising out of this Agreement or any matter related hereto shall be brought in the courts of the State of Florida or in the United States District Court for the Middle District of Florida (or the same Bankruptcy Courts), and, by execution and delivery of this Agreement, each of the parties to this Agreement accepts for itself or himself the process in any action or proceeding by the mailing of copies of such process to such party at its or his address as set forth in Section 21.7, and irrevocably agrees to be bound by any judgment rendered thereby in connection with this Agreement. Each party hereto irrevocably waives to the fullest extent permitted by law any objection that it or her may nor or hereafter have to the laying of the venue of any judicial proceeding brought in such courts and any claim that any such judicial proceeding has been brought in an inconvenient forum. The foregoing consent to jurisdiction shall not constitute general consent to service of process for any purpose except as provided above and shall not be deemed to confer rights on any person other than the respective parties to this Agreement. EACH PARTY HERETO WAIVES TRIAL BY JURY IN ANY JUDICIAL PROCEEDING UNDER THIS AGREEMENT.

         21.6 Captions. The Article and Section captions used herein are for reference purposes only, and shall not in any way affect the meaning or interpretation of this Agreement.

         21.7 Notices. Unless otherwise provided herein, any notice, request, instruction or other document to be given hereunder by any party to any other party shall be in writing and shall be deemed to have been given (a) upon personal delivery, if delivered by hand, (b) three days after the date of sending such notice by certified mail, return receipt requested, or (c) the next business day if sent by facsimile transmission or by an over night courier service, and in each case of mailing, postage prepaid and at the respective addresses or numbers set forth below:

         To Seller:                 Bruce Anderson
                                    Route 1, Box 19A
                                    Wauchula, FL 33873

         with a copy to:            James F. McCollum, Esquire
                                    129 South Commerce Avenue
                                    Sebring, FL 33870

         To Purchaser:              COMFORCE Corporation
                                    2001 Marcus Avenue
                                    Lake Success, New York  11042
                                    Attn:  President

         with a copy to:            Marc D. Freedman, Attorney At Law
                                    70 Hilltop Road
                                    Suite 2000
                                    Ramsey, NJ  07446
                                    Attention:  Marc D. Freedman, Esq.
                                    FAX:  201-825-4505

         To Stockholder:            Bruce Anderson
                                    612 North Indiana Avenue
                                    Englewood, FL 34223

         with a copy to:            James F. McCollum, Esquire
                                    129 South Commerce Avenue
                                    Sebring, FL 33870

         21.8 Parties in Interest. This Agreement may not be transferred, assigned, pledged or hypothecated by Seller or Stockholder, other than by operation of law or with the prior written consent of the Purchaser, and any purported transfer, assignment, pledge or hypothecation in violation of this Section shall be void. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective administrators, successors and permitted assigns. Notwithstanding the foregoing the Purchaser may assign its rights and obligations hereunder to any Affiliate or subsidiary company upon notice to Seller.

         21.9 Severability. In the event any provision of this Agreement is found to be void and unenforceable by a court of competent jurisdiction or arbitration panel, the remaining provisions of this Agreement shall nevertheless be binding upon the parties with the same effect as though the void or unenforceable part had been severed and deleted.


         21.10 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which taken together shall constitute one instrument.

         21.11 Entire Agreement. This Agreement, including the other documents referred to herein, contains the entire understanding of the parties hereto with respect to the purchase of the assets under this Agreement and supersedes all prior agreements, correspondence, conversation, negotiations and understandings between the parties with respect to such subject matter.

         21.12 Amendments. This Agreement may not be changed orally, but only by an agreement in writing signed by all of the parties hereto, and no waiver of compliance with any provision or condition hereof and no consent provided for herein shall be effective unless evidenced by an instrument in writing duly executed by the party hereto seeking to be charged with such waiver or consent.

         21.13 Third Party Beneficiaries. Each party hereto intends that this agreement shall not benefit or create any right or cause of action in or on behalf of any person other than the parties hereto and their respective successors and assigns as permitted under Section 21.8.

         21.14 Gender. As used in this Agreement, any gender includes a reference to all other genders and the singular includes a reference to the plural and vice versa.

                                  ARTICLE XXII
                               EFFECT OF CLOSING

         22.1 The terms of this Agreement shall survive the Closing and shall not become merged therein.



         IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first above written.


                                            WILLIAMS COMMUNICATIONS
   COMFORCE GLOBAL, INC.                    SERVICES, INC.

By:_________________________                By:________________________________
   Michael Ferrentino, President                   Bruce Anderson, President



                                             ----------------------------------
                                              Bruce Anderson, Individually and
                                              as Sole Stockholder

                             EXHIBITS AND SCHEDULES

Section                  Description                                Designation
-------                  -----------                                -----------

1(d) and 6.8             Real Property                               Exhibit A

1.1(f) and 2.1(e)        Equipment, Furniture and Fixtures           Exhibit B

2.1(a), 4.1 and 5.2      Customer Contracts (3)                      Exhibit C

3.1(b)                   Escrow Agreement                            Schedule II

5.2(b)                   Bill of Sale                                Exhibit E

5.2(d)(ii)               List of Billable Employees                  Schedule F

5.2(g) and 13.1          Employment Agreements                       Exhibit D

5.2(h)                   Sole Shareholder Certification              Exhibit G

6.4                      Consents Necessary                          Schedule H

6.6                      Financial Statements                        Exhibit I

6.7                      Leases & Security Interests                 Exhibit J

6.11                     Liabilities                                 Exhibit K

6.12                     Liabilities Since Last Financial Statement  Exhibit L

6.14                     Defaults on Contracts                       Exhibit M

6.15                     Litigation                                  Exhibit N

6.22                     Directors and Officers                      Exhibit O

6.23                     Conflicts                                   Exhibit P

6.24                     List of Customer Contracts                  Exhibit Q

6.25                     Material Contracts                          Exhibit R

6.31                     Payments to Employees                       Exhibit S

6.32                     Consultants and Independent Contractors     Exhibit T

6.34                     Insurance Policies                          Exhibit U

15(e)                    IRS Section 1445 Certificate                Exhibit V

15(k)                    Purchaser's Attorney's Opinion Letter       Exhibit W

18.6                     Restrictive Covenant Agreements             Exhibit X